EXHIBIT 99.1

  Press Release

DATE:
February 12, 2016

Cadiz Completes Arrangements for Expanded Agricultural Development at its Mojave Desert Property

-  Investments by New Agricultural Partners Will Advance Water Supply Infrastructure Development for Irrigated Acreage and Cadiz Water Project

-  Initial $12 Million Payment Enables Extension and Reduction of Company’s Mortgage Debt

    (Los Angeles, CA) (via GlobeNewswire) – Cadiz Inc. (the “Company”, NASDAQ: CDZI) announced today that it has completed arrangements with agricultural partner Fenner Valley Farms, LLC (“FVF LLC”), a subsidiary of Water Asset Management, LLC (“WAM”), to accelerate the development of irrigated acreage on its contiguous properties in eastern San Bernardino County, California.   In December, the Company entered into a lease agreement (the “Agreement”), which closed on February 8, 2016, pursuant to which FVF LLC will lease, for a 99-year term, up to 9,600 acres of the Company’s Cadiz Valley property for the farming of a variety of crops.  The agricultural expansion, which will begin on 2,100 acres, will increase the groundwater production capacity of the property’s existing well-field and enable the Company to move forward with water and energy infrastructure improvements that would irrigate up to 9,600 acres.  Further, the Agreement provides a call feature that allows the Company, at any time, in the initial 20 years, to redirect the beneficial use of the water and integrate the agricultural well-field infrastructure into the Cadiz Water Project, currently being permitted for implementation at the Cadiz Valley property.

    “Demand for agricultural land with clean, abundant water supplies is at an all-time high in the West and we are happy we can put our most valuable asset to work through this constructive partnership with WAM while also advancing the infrastructure improvements required for the Cadiz Water Project,” said Cadiz CEO Scott Slater. “The well-field infrastructure and related improvements are substantially similar, regardless of whether the water is applied for agricultural use or conserved for Water Project participants.”

    Cadiz owns a total of 35,000 contiguous acres in the Mojave Desert’s Cadiz Valley, 1,600 acres of which have historically been farmed to various crops. The property overlies a massive groundwater aquifer system estimated to contain as much as 34 million acre-feet of water, an amount greater than the total capacity of Lake Mead – the nation’s largest surface reservoir.  In spite of historic drought conditions statewide, groundwater levels beneath the property are at a twenty-year high with significant quantities of groundwater being lost annually to evaporation.

     “The Cadiz Valley provides excellent growing conditions with high quality land and water resources and we applaud the additional partnerships with FVF that will further improve the opportunities at Cadiz.  As agricultural land pricing continues to climb, Cadiz Valley’s attractiveness will only further escalate.” said Harold Edwards, President and CEO of Limoneira Company (NASDAQ: LMNR).  Limoneira has reserved rights to plant up to 1,480 acres of lemons in the Cadiz Valley, and has planted 360 acres to date.

    The Cadiz Valley property has been farmed at various levels since the 1980s and is the largest agricultural operation in San Bernardino County.  All agricultural water use at the property is and will continue to be conducted under groundwater management plans approved by the County.  Under the Agreement, FVF LLC will initially farm and develop 2,100 acres, including the currently irrigated crops.  FVF LLC also has the right to lease up to an additional 7,500 acres of the agricultural property for $43 million prior to December 22, 2016.

    The Company received $12 million in proceeds from the Agreement.  $10.5 million of this amount was used to reduce outstanding debt and to satisfy prepayment requirements to extend the Company's mortgage debt through June 2017.  The remaining $1.5 million was applied toward fees for the transaction and for additional working capital.

About Cadiz
Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company operates an organic agricultural development in the Cadiz Valley of eastern San Bernardino County, California and is partnering with public water agencies to implement the Cadiz Water Project, which over two phases will create a new water supply for approximately 100,000 Southern California families and make available up to 1 million acre-feet of new groundwater storage capacity.  The Company abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information about Cadiz, visit http://www.cadizinc.com/.

CONTACT:
Courtney Degener
213.271.1603
cdegener@cadizinc.com

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.

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